Exhibit 99.1

FROM:	Porter, Le Vay & Rose, Inc.
Michael J. Porter, President
212-564-4700

COMPANY	Arthur W. Hicks, Jr.
CONTACT:	Chief Financial Officer
508-533-4300

FOR IMMEDIATE RELEASE

CYBEX TO PRESENT AT ADAMS HARKNESS SEMINAR

MEDWAY, MA, July 25, 2005 - Cybex International, Inc. (AMEX: CYB), a leading exercise equipment manufacturer, announced today that it will deliver a presentation at Adams Harkness’ 25th Annual Summer Seminar in Boston, Massachusetts. CYBEX Chairman and CEO John Aglialoro and CFO Arthur Hicks are scheduled to present to leading institutional investment representatives on Tuesday, August 2, 2005, at the Boston Marriott Long Wharf Hotel.

John Aglialoro and Arthur Hicks will join executives from nearly 200 public and private companies for the Summer Seminar, one of the longest running events focused exclusively on growth companies.

“We look forward to showcasing our company to some of the country’s top growth investors at this year’s Summer Seminar,” said John Aglialoro. “This is an ideal venue in which we can provide an important mid-year update of our growth strategy and achievements.”

“The Summer Seminar is a unique forum that allows executives to gain increased visibility among the investment community while institutions gain valuable insights and new ideas for their portfolios,” said Adams Harkness Director of Research Eric Prouty. “Over the course of more than two decades, we’ve established a coveted industry conference that provides value to everyone who attends.”

The Adams Harkness Annual Summer Seminar is one of the oldest and largest programs showcasing both publicly traded and privately held growth companies. This year companies representing such diverse industries as technology, emerging therapeutics, healthy living etc. will make presentations about their businesses and industries to an audience of largely small- and mid -cap investors. Most of the presenting companies are covered by Adams Harkness’ team of equity analysts. In addition, the conference will feature companies outside of the Adams Harkness research universe, as well as two additional tracks of early and late stage private companies. To learn more about the Summer Seminar, please contact Nadine Miller at nmiller@adamsharkness.com.

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. The CYBEX product line includes a full range of both strength training and cardio training machines sold worldwide under the CYBEX brand. Products and programs are designed and engineered to reflect the natural movement of the human body, assisting each unique user – from the professional athlete to the first-time exerciser – to improve daily human performance. For more information on CYBEX and its product line, please visit the Company’s website at www.cybexinternational.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions and the ability of the Company to comply with the terms of its credit facilities. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated April 6, 2005.

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